EXHIBIT 10.2

MASTER AGREEMENT

THIS MASTER AGREEMENT (the “Agreement”) is made and entered into effective as of November 16, 2007, by and among Ballistic Recovery Systems, Inc., a Minnesota corporation (“BRS”),  Head Lites Corporation, a Minnesota corporation (“HLC”), Advanced Tactical Fabrication, Inc., a Minnesota corporation (the “Company”), and Gary Lesley, Chief Executive Officer, a director and 89% shareholder of the outstanding securities of HLC (“Lesley”).

INTRODUCTION

A.            BRS, HLC and Lesley entered into a non-binding letter of intent on September 14, 2007 (the “Letter of Intent”) pursuant to which the parties thereto proposed to establish the Company for, among other things, the purpose of acquiring certain assets beneficially owned by HLC and operating such assets as a subsidiary of BRS.

B.            The Letter of Intent contains a series of transactions related to the Company (collectively referred to herein as the “Transaction”), including, but not limited to: formation of the Company; contributions to the Company by its shareholders; loans to the Company by BRS; and acquisition of certain assets of HLC by the Company pursuant to the terms of the Asset Purchase Agreement (as defined in Section 4.1 hereto).

C.            The purpose of this Agreement is to outline those various transactions and documents that must be executed in connection with the Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and premises hereby made a part of this Agreement, the mutual promises of the parties contained herein, the mutual benefits to be gained by the performance of this Agreement and the Ancillary Agreements (as defined herein), and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Closing

1.1           Closing. The closing of the Transactions described herein shall take place at the offices of Maslon Edelman Borman & Brand, LLP on or prior to November 16, 2007 (the “Closing”), or at such other time or in such other manner as may be mutually agreed to by the parties.

1.2           Closing Deliveries. On the Closing Date, the parties shall execute and deliver the “Ancillary Documents” as defined herein.

Article 2
Corporate Formation

2.1           Company Formation. Prior to the Closing, BRS shall incorporate the Company as a Minnesota corporation by executing, or causing to be executed, delivered and/or filed, as appropriate,  the following documents:

(a)           Articles of Incorporation, a form of which is attached as Exhibit 2.1(a) (filed and accepted by the Minnesota Secretary of State);

(b)           Bylaws, a form of which is attached as Exhibit 2.1(b);

(c)           Subscription Agreement of BRS, a form of which is attached as Exhibit 2.1 (c), pursuant to which BRS would contribute (i) $648,400 in cash and (ii) agree to commit up to $450,000 as secured senior loans to the Company in exchange for an 90% interest in the Company.

(d)           Subscription Agreement of HLC, a form of which is attached as Exhibit 2.1(d), pursuant to which HLC would enter into the agreements contemplated by the Transaction in exchange for a 10% interest in the Company.

(e)           Organizational written actions of Shareholders and Directors, a form of which is attached as Exhibit 2.1 (e).

Article 3
Secured Loan

3.1           Loan Commitment. Contemporaneous with the Closing, BRS agrees that it will provide up to $450,000 in senior secured loans to the Company for the purpose of the Company’s establishment of operations in North Carolina. Such senior secured loans will be in denominations of $300,000 (the “Operations Loan”) and $150,000 (the “Transition Loan” together with the Operations Loan, the “Loans”). The Loans will be evidenced by the form of Senior Secured Notes issued by the Company, forms of which are attached as Exhibits 3.1 (a) and 3.1 (b), respectively (the “Secured Senior Notes”). The Senior Secured Notes will bear interest of at least 100 basis points above the cost of such funds to BRS, will have a approximately 36 month terms, and will be secured by all of the assets of the Company pursuant to a Security Agreement , a form of which is attached as Exhibit 3.1(c).

Article 4
HLC Asset Purchase

4.1           Asset Purchase Agreement. At Closing, the Company, HLC, Lesley and Art Petrie shall enter into an Asset Purchase Agreement, the form of which is attached as Exhibit 4.1, that provides for the purchase by the Company of certain assets of HLC (the “Asset Purchase Agreement”). The Asset Purchase Agreement shall also provide, in addition to the representations, warranties, conditions, covenants and indemnities contained therein, that HLC and each of its shareholders shall be subject to a five year non-competition agreement with the Company in connection with the Transaction.

4.2           Lesley Consulting Agreement. At Closing, the Company and Lesley shall enter into a five year Consulting Agreement, a form of which is attached as Exhibit 4.2, pursuant to which Lesley would provide certain consulting services to the Company (the “Consulting Agreement”).

4.3           Management Fees. In consideration of BRS’ payment of administrative expenses on behalf of the Company, the Company shall pay an annual management fee to BRS in an amount equal to 2.5% of the Company’s gross revenues during the applicable fiscal year. The annual management fee will be paid in cash within 30 days following the end of the applicable fiscal year. The annual management fee for the fiscal year ending September 30, 2008 will be prorated accordingly.

4.4           Ancillary Agreements. The Articles of Incorporation of the Company, the Bylaws of the Company, the Subscription Agreements for the Company of each of BRS and HLC, the Organizational Minutes of the Company, the Senior Secured Notes, the Security Agreement, the Asset Purchase Agreement, the Consulting Agreement and any and all such other related agreements reasonably required by BRS to complete the Transaction shall be know as the “Ancillary Agreements”.

4.5           HLC Corporate Name Change. In addition to other covenants contained in the Ancillary Agreements, HLC agrees that at Closing and as a condition to Closing, it shall change its corporate name to one dissimilar to “Head Lites Corporation” and reasonably acceptable to BRS.

4.6           HLC Audit Costs. The Company shall pay 50% of the fees of an independent audit firm, not to exceed $20,000, in connection with the audit of the historical financial statements of HLC. HLC and Lesley shall be responsible for the remainder of the audit costs and shall use their best efforts to cause the audit to be completed in a timely manner.

Article 5
Representations and Warranties

To induce the parties to enter into this Agreement and the Ancillary Agreements and engage in the other transactions contemplated herein, the parties hereby represent and warrant as follows:

5.1           Representations and Warranties of BRS. BRS hereby represents and warrants to each of HLC and Lesley as follows:

(a)           Organization; Good Standing, Etc. BRS is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, and has the requisite power and authority to carry on its business as it is now being conducted.

(b)           Authorization. This Agreement and all other Ancillary Documents to which BRS is a party, have been, or shall be as of the Closing, duly authorized by all necessary action on behalf of BRS, have been duly executed and delivered by authorized officers, are valid and binding agreements on the part of BRS and are enforceable against BRS in accordance with their respective terms.

5.2           Representations and Warranties of HLC and Lesley. HLC and Lesley hereby represent and warrant to BRS and the Company as follows:

(a)           Organization; Good Standing, Etc. HLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite power and authority to carry on its business as it is now being conducted.

(b)           Authorization. This Agreement and the Ancillary Documents relating to the Closing have been, or shall be as of the Closing, (i) duly authorized by all necessary company action on behalf of HLC,  (ii) shall have been approved by all of the HLC shareholders,  (iii) have been duly executed and delivered by authorized officers of HLC and by Lesley,  (iv) are valid and binding agreements on the part of HLC and Lesley and (v) are enforceable against HLC and Lesley in accordance with their respective terms.

(c)           Capitalization of HLC. There are 500,000 shares of HLC capital stock authorized of which 15,337 shares of HLC Common Stock are outstanding (the “HLC Shares”). Other than the HLC shares, there are no other securities issued by HLC, including but not limited to stock options, convertible debt,  warrants or other convertible securities convertible into capital stock of the Company. All of outstanding capital stock of HLC is owned as follows:  Gary Lesley owns 13,689 HLC Shares, and Art Petrie owns 1,648 HLC Shares.

(d)           No Conflict. Neither the execution and the delivery of this Agreement,  the Ancillary Agreements, or the consummation or performance of the Transaction will directly or indirectly (with or without notice or lapse of time):  (i) contravene, conflict with or result in a violation of or default under any provision of the charter documents of HLC or any agreement to which HLC is a party, or any resolution adopted by the shareholders or directors of HLC;  (ii) contravene, conflict with or result in a violation of or default under, or give any governmental body or other person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any legal requirement or any order to which HLC is subject; or (iii) contravene, conflict with or result in a violation or breach of or default under any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any contract or other arrangement to which HLC is a party or by which HLC is bound. HLC will not be required to give any notice to or obtain any consent from any person in order for HLC to consummate the Transaction. The assets purchased pursuant to the Asset Purchase Agreement will be free and clear of all liens and encumbrances at Closing.

(e)           No Brokers or Finders. No Person has or will have, as a result of any contractual undertaking by HLC, Lesley or Petrie, any right, interest or valid claim against HLC, Lesley or Petrie, BRS or the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the Transaction.

(f)            Absence of Restrictive Agreements. There are no agreements or other obligations by which HLC is bound, which restrict the ability of HLC to enter into this Agreement, to form, organize or operate the Company, or to perform the Transaction.

Article 6
General Provisions

6.1           Oral Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only pursuant to a written statement signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

6.2           Governing Law; Jurisdiction and Venue. This Agreement and the rights of the parties hereunder shall be governed by, interpreted and enforced in accordance with the laws of the State of Minnesota without regard to conflicts-of-law principles.

6.3           Binding Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

6.4           Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances, shall be held invalid, the remainder of the Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

6.5           Further Assurances. Each party hereby agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the  Transactions.

6.6           No Third-Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns, and other than as specifically set forth herein, no other Person will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned have set their hands to this Master Agreement to be effective as of the date first set forth above.

BRS:

Ballistic Recovery Systems, Inc.,
a Minnesota corporation

/s/ Larry Williams
Larry Williams, Chief Executive Officer

HLC:

Head Lites Corporation
a Minnesota corporation

/s/ Gary Lesley
Gary Lesley, Chief Executive Officer

The Company:

Advanced Tactical Fabrication, Inc.,
a Minnesota corporation

/s/ Larry Williams
Larry Williams, Chief Executive Officer

/s/ Gary Lesley
Gary Lesley